                                                                    EXHIBIT 11.1


                         COMPUTER LEARNING CENTERS, INC.
     Computation of Pro Forma and Supplemental Pro Forma Earnings Per Share
             (dollar amounts in thousands, except per share amounts)
                                   (Unaudited)


                                                                        FOR THE THREE MONTH PERIOD
                                                                           ENDED APRIL 30,


                                                                                         1995            1995 SUPPLEMENTAL
                                                                     1996 ACTUAL        PRO FORMA (1)        PRO FORMA (1)
                                                                     -----------        -------------    -------------------
Income from continuing operations                                          1,207               $ 354                  $450

Loss from discontinued operations                                             --              (1,264)
                                                                           ------             -------
Net income (loss)                                                         $1,207              ($ 910)
                                                                           -----              -------
                                                                           -----              -------

Weighted average number of common shares outstanding:

Preferred shares converted to common stock                                    --           1,826,205             1,826,205

Common stock                                                           4,258,867              21,195                21,195

Common stock equivalents:

 Employee stock options                                                  140,473             268,886               268,886

 Nonqualified stock options                                                7,514               7,465                 7,465

 Directors stock options                                                   2,368                  --                    --

Number of shares to be sold to retire the following (2)
Bank debt of $5,500,000                                                       --                  --               824,925

Convertible subordinated debt of $4,000,000                                   --                  --               599,945

Subordinated notes to certain preferred stockholders of
$4,111,400                                                                    --             616,654               616,654
                                                                       ---------           ---------             ---------

Weighted average common shares outstanding                             4,409,222           2,740,405             4,165,275
                                                                       ---------           ---------             ---------
                                                                       ---------           ---------             ---------
Earnings per share:
 Income per share from continuing operations                                $.27                $.13                  $.11
                                                                                                                      ----
                                                                                                                      ----
 Loss per share from discontinued operations                                  --                (.46)
                                                                            ----                -----
 Net income (loss) per share                                                $.27               ($.33)
                                                                            ----               ------
                                                                            ----               ------


(1) After giving pro forma effect for the conversion of Class D Convertible Preferred Stock, Class B Convertible Preferred Stock and Class A Convertible Preferred into Common Stock at 1:.408, 1:.369 and 1:.314, respectively, and the subsequent reverse stock split.

(2)  Based upon the initial public offering price of $8.00 per share.




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